Exhibit 10.5

ACTION PRODUCTS INTERNATIONAL, INC.

NONDISCLOSURE; RESTRICTIVE COVENANTS AND PROPRIETARY

INFORMATION AND INVENTIONS AGREEMENT

In consideration of my retention by ACTION PRODUCTS INTERNATIONAL, INC., a Florida corporation, (the “Company”), and the compensation paid to me, I hereby agree as follows (each capitalized term used herein and not otherwise defined herein shall have the meaning as defined in my Employment Agreement as defined herein):

1. Nondisclosure.

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during the Term and thereafter, I will hold in strictest confidence and will not disclose or use any of the Company’s Proprietary Information (defined below), except as such disclosure or use may be required in connection with my work for the Company, or unless the Board of Directors expressly authorizes such in writing. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as a result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3 Third-Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third-Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Term and thereafter, I will hold Third-Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third-Party Information unless expressly authorized by the Board of Directors in writing.

2. Assignment of Inventions.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, and other intellectual property rights or “moral rights” throughout the world. “Moral rights” refers to any rights to claim authorship of an Invention or to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

2.2 Assignment of Inventions. I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, in the course and scope of my services to the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.3 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the course and scope of my services to the Company and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.4 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the Term, but the Company shall compensate me at a reasonable rate after the Term for the time actually spent by me at the Company’s request on such assistance.

2.5 Power of Attorney. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. Restrictive Covenants.

3.1 No Solicitation of Employees, Consultants, Contractors or Customers. I agree that during the Term and for one (1) year thereafter, I will not, either directly or through others, (i) solicit or attempt to solicit any employee of the Company to end his or her relationship with the Company; and (ii) solicit any consultant, contractor, or customer of the Company, with whom I had contact or whose identity I learned as a result of my services to the Company to diminish or materially alter its relationship with the Company. The parties agree that for purposes of this Agreement, a customer is any person or entity to which the Company has provided goods or services at any time during the period commencing six (6) months prior to the Term and ending at the end of the Term.

3.2 Non-Compete Provision. I agree that during the Term, I will not provide services similar to those I provide to the Company, to any person or entity in competition with the Company within any state, province, or similar political unit in which the Company has or solicits employees, consultants, contractors, or customers; or provides or solicits products or services. The parties agree that the geographic scope of the noncompete is reasonable in light of the geographically broad scope of doing business through direct marketing and the Internet. I acknowledge that this non-compete provision is limited to the types of activities and services I provided in my services to the Company. The parties understand that the scope and nature of my activities and services, and the Company’s business, products or services, may change as the Company develops. It is the intent of the parties that the scope of this provision will change to cover any changes in my activities or services as well as any changes in the Company’s business, products or services, during the Term. The parties therefore agree that for purposes of this Agreement, a person or entity is in competition with the Company if it develops or provides services or products similar to those presently provided by the Company or developed or provided by the Company during the Term.

3.3 Injunctive Relief. If I commit a breach, or threaten to commit a breach, of any of the provisions of Sections 3.1 and 3.2, the Company shall have the right and remedy (i) to have the provisions of Sections 3.1 and 3.2 specifically enforced by any court having jurisdiction, it being acknowledged and agreed by me that the services being rendered hereunder to the Company are of a special, unique and extraordinary character, that the Company’s business is of a highly competitive nature, and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and (ii) to require me to account for and pay over to the Company all damages suffered by the Company as the result of any transactions constituting a breach of any of the provisions of Sections 3.1 and 3.2, and I hereby agree to account for and pay over such damages to the Company.

3.4 Non-exclusivity. Each of the rights and remedies enumerated in Section 3 shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity. In connection with any legal action or proceeding arising out of this Section 3, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys’ fees and costs incurred by the prevailing party.

3.5 Duration of Covenant. If I violate any covenant contained in Sections 3.1 and 3.2, the duration of such covenant so violated shall be automatically extended for a period of time equal to the period of such violation.

3.6 Severability. If any provision of Sections 3.1 and 3.2 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

4. Return of Company Documents. When my services to the Company ends, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

5. Legal and Equitable Remedies. I recognize that in the course of my services to the Company, I will have access to Proprietary Information, to Third Party Information, and to employees, consultants, contractors, clients, and customers of the Company. I also recognize that the services I will provide are personal and unique. I understand that because of this the Company may sustain irreparable injury if I violate this Agreement. In order to limit or prevent such irreparable injury, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

6. Notices. Any notices required or permitted hereunder shall be given in the same manner as under the Employment Agreement.

7. General Provisions.

7.1 Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of Florida applicable to agreements entered into and to be performed entirely therein, without to conflict of laws principles. Any suit, action or proceeding with respect to this Agreement shall be brought exclusively in the courts of the State of Florida or in the United States courts located in Orlando, Florida. If any action at law or in equity is brought to enforce or interpret the provisions of this Agreement, the prevailing party in such action shall be entitled to reasonable attorneys’ fees. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Orlando, Florida for any lawsuit filed there against me by Company arising from or related to this Agreement.

7.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

7.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

7.4 Survival. The provisions of this Agreement shall survive the termination of my services to the Company and the assignment of this Agreement by the Company to any successor in interest or other assignee.

7.5 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

The term “Employment Agreement” shall mean the Employment Agreement between me and the Company dated August 25, 2008, as amended from time to time. This Agreement shall be in addition to the restrictions contained in that Membership Interest Purchase Agreement dated August 25, 2008.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

Dated: August 25, 2008

/s/ NEIL SWARTZ
(Signature)

Neil Swartz
(Printed Name)

ACCEPTED AND AGREED TO: ACTION PRODUCTS INTERNATIONAL, INC.

By:	/s/ RONALD S. KAPLAN
Ronald S. Kaplan President
Dated: 25 August 2008

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